SECURED SERIES PREFERRED

THIS AGREEMENT FOR ISSUANCE OF A SECURED SERIES PREFERRED ("Preferred Agreement") is made as of the 9th day of June, 2009 by Televisual Media Works, LLC (the "Lender"), on the one hand; and Next One Interactive Inc., a Nevada corporation Borrowers on the other hand ("Next 1" or "Borrowers"),.

This Preferred Agreement collateralizes the obligations of the Borrowers under that certain Secured Convertible Preferred share of the Borrowers to the Lender of the date herewith, in the principal face amount of US$3,500,000 (as may be further amended, modified, supplemented or restated from time to time, the "Preferred").

RECITALS

WHEREAS, Borrowers has agreed to become obligor under the Preferred and, as applicable, grant the security interests described herein; and

WHEREAS, NEXT 1 has agreed to grant Lender an opportunity to earn an option to acquire an equity interest in NEXT 1 Group under certain conditions as set forth herein in exchange for the benefits to be derived hereunder by NEXT 1, which benefits are hereby acknowledged;

NOW, THEREFORE, in consideration of the foregoing and the covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

AGREEMENTS

In consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed thereto:

"Business Day" means any day that banks are open for business in United States.

"Collateral" means the collateral as defined in Section 4.1.

"Preferred" means the Secured Convertible Preferred of the Borrowers dated concurrently herewith.

"Governmental Approvals" means any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, registration or notice by or with any Governmental

Person.

"Governmental Person" means any national (Federal or foreign), provincial or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, board, bureau, agency, body or entity.

"Governmental Rules" means any law, rule, regulation, ordinance, order, code, judgment, decree, directive, guideline, policy, or any similar form of decision of, or any interpretation or administration of any of the foregoing by, any Governmental Person.

"Loan Documents" means this Agreement, the Preferred, and all other documentation to evidence or to secure the assets of Resort & Residence Assets as the Lender may reasonably request which shall be in form and content reasonably acceptable to Borrowers and Lender and their respective counsel.

"Maturity Date" means June 9th, 2019 unless mutually agreed to be extended by the parties to some future date to be determined.

"Obligations" means all of Borrowers' debts, obligations (specifically, including but not limited to Borrowers' obligations under the Preferred) and liabilities of whatever nature or amount (and any extensions, renewals, or modifications thereof) to Lender, arising out of this Agreement (contingent or otherwise), contemporaneously granted or granted in the future to Lender by Borrowers, and the performance of all covenants, conditions and agreements contained in this Agreement, the Preferred and the other Loan Documents, and, to the extent not prohibited by law, costs and expenses of collection or enforcement of such obligations, including but not limited to reasonable attorneys' fees.

2. TERMS OF THE PREFERRED

(a) The PREFERRED. The $3,500,000 Loan will be evidenced by the issuance of a preferred share. The Preferred is being issued as partial payment for the purchase of assets from the lender hereinafter referred to as the "Resort and Residence Assets" (R&R) Borrower's promises to pay the outstanding principal on or before the maturity date. Should Borrower fail to repay the Preferred at the maturity date, interest thereafter on the Preferred will be fixed at 1% per year until such time as the Preferred is repaid or converted.

(b) Redemption. Borrower will have the option to redeem the Preferred at any time after the first anniversary. In the event Borrower wishes to redeem the preferred the parties agree Borrower will be required to issue notice to the lender of its intent to redeem and lender will have 10 days to elect whether or not to accept redemption or to instead elect to exercise lenders conversion privilege (if applicable).

(c) Earned Conversion Privilege. Lender and Borrower agree that the LENDER WILL HAVE THE ABILITY TO EARN A CONVERSION PRIVILEGE TO CONVERT

PREFERRED TO COMMON EQUITY OF THE BORROWER ONLY IF THE R&R ASSETS PURCHASED BY BORROWER HAVE DISTRIBUTION THAT IS GROWN TO ACCESS CARRIAGE ON VARIOUS CABLE AND/OR SATELLITE SYSTEMS WITH AMINIMUM OF 15 MILLION SUBSCRIBERS CUMULITIVELY WITHIN THE FIRST 15 MONTHS OF THE PURCHASE PRICE. This potential conversion privilege is intended to act as an inducement to lender to grow the distribution system.

(d) Convertibility. In the event lender reaches the 15 million households threshold as described in 2(c) above then lender will have the right from the date the minimum threshold is reached until maturity date of the preferred to convert the preferred into 3,500,000 shares of the borrowers common stock. Lender may convert the stock by giving borrower 7 days notice.

3. CONDITIONS PRECEDENT

Lender's agreement to enter into this Agreement and the Preferred is subject to the fulfillment, to Lender's satisfaction in its sole and absolute discretion, of all of the following conditions:

3.1 Loan Documents. Borrowers execute and deliver to Lender this Agreement, the Preferred and all the other Loan Documents which shall be in form and content reasonably acceptable to the Lender and Borrowers and their respective counsel.

3.2 Accuracy of Representations and Warranties. The representations and warranties of Borrowers set forth in Article 5 hereof are true and correct as of the date hereof.

4. COLLATERAL

4.1 Grant of Security Interest. To secure payment and performance of the Obligations, Borrowers hereby agrees to grant to Lender a specific security pledge and security interest in all the assets of R&R.

4.2 The Lender agrees to release and discharge the Borrowers upon the occurrence of either of the following events:
(i) Upon retirement of the loan by conversion or
(ii) Repayment of the loan.

5. BORROWERSS' REPRESENTATIONS AND WARRANTIES

Borrowers hereby represent and warrant to Lender as follows:

5.1 Organization. Borrowers is a corporation duly organized, validly existing and in

good standing under the laws of its state of incorporation and is duly qualified to do business and is in good standing in each other jurisdiction in which Borrowers does business, except where the failure to be so qualified would not have a material adverse effect on the financial position or results of operation of Borrowers.

5.2 Authorization. Borrowers have all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, the Preferred and the other Loan Documents have been duly approved by all necessary actions.

5.3 No Violation. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Governmental Rule, or any provision of the articles of incorporation of Borrowers; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Borrowers is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets); or (iii) require any consent or approval of, action by, or notice to any Governmental Person.

6. BORROWERSS' AFFIRMATIVE COVENANTS AND LENDER'S RIGHTS TO REMEDY

During the term of this Agreement, and until the Preferred and other Loan obligations and all other amounts due hereunder have been paid in full, Borrowers covenants and agrees as follows:

6.1 Conduct of Business. Borrowers will comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

6.2 Notice of Default By Borrower. Borrowers will give notice to Lender of the occurrence of any default or of any other development, financial or otherwise, which might materially adversely affect Borrowers's business, properties or affairs or the ability of such Borrowers to repay the Loan.

6.3 Notice of Default By Lender. Lender may give notice to Borrower of the occurrence of any default or of any other development, financial or otherwise, which might materially adversely affect Borrowers's Resort and Residence business, properties or affairs or the ability of such Borrowers to repay the Loan.

6.4 Failure to Cure a Default. In the event notice has been given and Borrower is not able to Cure the Default to lenders satisfaction within 30 days of such notice the lender will have the right to take back the Resort and Residence assets and

liabilities from Borrower in exchange for the return of the Preferred shares and further cancellation of any outstanding loans or debentures lender has with Borrower.

7. LENDER'S REPRESENTATIONS AND ACKNOWLEDGEMENTS

7.1 Representations and Warranties. The Lender represents and warrants to the Borrowers that (a) Lender is an sophisticated, accredited investor, (b) Lender's purchase of the Preferred is being (or will be) made for the Lender's own account for investment purposes and with no intention of immediate distribution other than to the extent permitted under an effective registration statement under the applicable securities laws; (c) Lender is aware that the Preferred falls within the class of "restricted securities" and that the Preferred will be subject to resale restrictions; (d) Lender is aware that the Preferred may bear a legend conditioning the transfer of the Preferred upon the receipt of a satisfactory opinion to the effect that any proposed transfer of it is exempt from registration; (e) if required by applicable securities legislation, stock exchange rules or other securities regulatory requirements, Lender and any beneficial purchaser for whom it is acting will, with respect to this Agreement, execute, deliver and file or assist Borrowers in obtaining and filing such reports, undertakings, and other documents with respect to the subject matter herein as may be required by any securities commission, stock exchange or other regulatory authority; (f) the Preferred will not be resold or otherwise transferred or disposed of except in accordance with the provisions of applicable securities legislation and regulations; and (g) the representations set forth herein are true and correct.

7.2 Exemptions. The Lender acknowledges and agrees that the Borrowers may be required to provide applicable securities regulatory authorities with a list setting forth the identity of the Lender.

7.3 Lender Acknowledgments. The Lender hereby acknowledges and agrees on its own behalf that (which acknowledgments and agreements shall survive until the Maturity Date):

(a) The Lender's ability to transfer the Preferred may be limited, among other things, by applicable securities laws. The Lender hereby further agrees that it will comply with all relevant securities laws concerning any resale of the Preferred and will consult with its own, or their own, legal advisers with respect to complying with all applicable restrictions and requirements applying to any such resale;

(b) No person has made any written or oral representation:

(i) That any person will resell or repurchase the Preferred;

(ii) That any person will refund the purchase price and/or principal of the Preferred;

8. INTERPRETATION

All of the terms and conditions hereof and the rights, duties and remedies of the parties hereto shall be governed by the laws of Florida.

9. NOTICES

Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party will be in writing. . In the event of a disruption of mail service, all notices hereunder shall be delivered in person or sent by fax. The addresses for the parties are as follows:

If to Lender:

Televisual Media Works, LLC
c/o Kevin O'Toole
999 18th Street, Suite 2500
Denver, Colorado 80202
Facsimile: 303-294-0723

If to Borrowers:

Next One Interactive Inc.
2400 N Commerce Pkwy, Ste 105
Weston, FL 33326
Attention: Bill Kerby
Facsimile: 954-888-9082

And

Resort and Residence

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other parties hereto.

10. MISCELLANEOUS

10.1 Consent to Amendments; Waivers. The provisions of this Agreement may be amended or its provisions waived only by the written agreement of Borrowers and Lender. No course of dealing between the Borrowers and Lender and no delay in exercising any right, remedy, or power conferred hereby or now or hereafter existing at law or under equity, by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy.

10.2 Expenses. Borrowers hereby agree that it will pay Lender upon demand for all

reasonable expenses, including attorneys' fees, and other legal expenses and costs of collection incurred by Lender and its agents in connection with the enforcement of Borrowers's obligations.

10.3 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. Borrowers may not assign this Agreement without the prior written consent of Lender, which consent, or lack thereof, shall be in Lender's sole and absolute discretion.

10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.5 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and will not be utilized in interpreting this Agreement.

10.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts, by original or facsimile signature, together will constitute one instrument.

10.7 No Strict Construction. The language used in this Agreement will be Deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party. To the extent of any inconsistency between this Agreement and any other Loan Document, the provisions of this Agreement shall govern.

To be executed as of the date set forth above.

Next One Interactive, Inc.

By: ____________________

Its: CEO

LENDER

Televisual Media Works, LLC

By: ____________________